Exhibit 99.1

Inergy, L.P.

Reconciliation of Forecast Net Income to Adjusted EBITDA

Fiscal Year Ended September 30, 2010

(in millions)

	Low	High
Net income (a)	$89	$92
Interest expense (a) (b)	83	89
Depreciation and amortization (a)(c)	140	150
Income taxes (a)	1	1

Adjusted EBITDA (a)	$313	$332

Maintenance capital expenditures	$7	$8

Net Income Allocable to Limited Partners (d)	$31	$34

Limited Partner Units Outstanding	60	60

(a)

Earnings guidance is based upon various forward-looking assumptions made by the management of Inergy. While Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize. Estimates exclude any one-time or non-recurring charges that may occur. Adjusted EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization and excludes (i) non-cash gains or losses on derivatives associated with fixed price sales to retail propane customers, (ii) long-term incentive and equity compensation charges, and (iii) gains or losses on disposals of assets as disclosed in Inergy, L.P.’s SEC filings.

(b)	Estimate includes approximately $4 million of non-cash interest expense and is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date.
(c)	Depreciation and amortization are based upon certain preliminary purchase price allocations and may be subject to change.
(d)	Based upon current limited partnership units outstanding, general partner ownership, and current distribution of $0.675 per quarter.

4